Consent of Independent Registered Public Accounting Firm


The Shareholders and Board of Directors of
Smith Barney World Funds, Inc.:

We consent to the incorporation by reference, in this registration statement, of our report dated December 10, 2003, on the statements of assets and liabilities, including the schedules of investments, of the portfolios listed below of the Smith Barney World Funds, Inc. (the "Funds") as of October 31, 2003, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the heading "Financial highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

Portfolios

Smith Barney Inflation Management Fund (formerly Global Government Bond
Portfolio)

International All Cap Growth Portfolio


                                             /s/ KPMG LLP


New York, New York
July 27, 2004